Exhibit 99.2

南京市汉中门大街309号B座5、7、8层邮编: 210036 5,7,8/F,Block B, 309 Hanzhongmen Street, Nanjing China,210036 T +86 25 8966 0900 F +86 25 8966 0966 www.grandall.com.cn

February 19, 2020

To: Goxus, Inc. (the “Company”)

Harbour Place, 103 South Church Street

P.O. Box 10240

Grand Cayman KY1-1002

Cayman Islands

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to Goxus, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $ 0.0002 per share, of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market, and (iii) the resale by certain selling shareholders of a certain number of the Company’s Ordinary Shares from time to time.

1	Documents and Assumptions

1.1	In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

1.2	In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

1.2.1	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or copies conform to the originals;

1.2.2	Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

1.2.3	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

1.2.4	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

1.2.5	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete ;and

1.2.6	This opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on laws of any other jurisdiction.

2	Definitions

2.1	In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

2.1.1	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

2.1.2	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

2.1.3	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

2.1.4	“PRC Companies” means PRC Subsidiary, PRC Operating Entity and its subsidiaries, and “PRC Company” means any of them;

2.1.5	“PRC Operating Entity” means the entity incorporated in the PRC, Goxus (Beijing) Creative and Cultural Ltd.;

2.1.6	“PRC Subsidiary” means Beijing Goxus International Management Consulting Ltd (formerly known as Beijing Goxus Kunxuan International Creative and Cultural Ltd.);

2.1.7	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

3	Opinions

3.1	Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

3.1.1	VIE Structure.

The ownership structure of PRC Companies, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. Each of PRC Companies and, to the best of our knowledge after due inquiry, each shareholder of Goxus (Beijing) Creative and Cultural Ltd., has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure” (the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party.

According to the provisions of relevant laws and regulations of PRC, the VIE Agreements are compliant with the provisions of existing laws and regulations of PRC. The PRC Operating Entity has completed the registration of the pledge of relevant equity interests with the administrative authorities for industry and commerce. The VIE Agreements are valid, binding and enforceable, and will not result in any violation of (i) PRC laws or regulations currently in effect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Companies. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

3.1.2	M&A Rule.

Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required for the Offering because (i) the CSRC has not issued any definitive rule or interpretation concerning whether offering such as the Offering contemplated by the Company are subject to M&A Rules; (ii) the PRC subsidiaries were incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners; and (iii) there is no provision in the M&A Rules that clearly classifies the VIE Agreements and arrangement as a kind of merger and acquisition transaction falling under the M&A Rules. However, substantial uncertainties still exist as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.1.3	Foreign Exchange Registration.

Pursuant to regulations on foreign exchange control, prior to making contribution in a special purpose vehicle by a Chinese resident using its legitimate assets or interests in China or overseas, the Chinese resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investment. As of the date of this Letter of Opinions, some of our shareholders who are subject to the Foreign Exchange Rules have not completed the initial registrations with the qualified banks as required by the regulations. The failure of the shareholders to comply with the registration procedures may subject these shareholders to fines (up to RMB300,000 for institutions or RMB50,000 for individuals).

3.1.4	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

3.1.5	Taxation.

The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Enterprise Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

3.1.6	PRC Laws.

All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Business,” “Regulations,” “Management,” “Executive Compensation,” “Related Party Transactions”, “Taxation,” and elsewhere, in each case in so far as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and fairly present and summarize the information and matters referred to therein. Nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

3.2	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

3.2.1	Our opinion is limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

3.2.2	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

3.2.3	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercive or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.2.4	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.2.5	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and PRC government officials.

3.2.6	This opinion is intended to be used in the context which is specifically referred to herein.

3.2.7	We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Grandall Law Firm (NanJing)

Grandall Law Firm (NanJing)

APPENDIX

List of VIE Agreements

1.	Exclusive Business Cooperation Agreement between Beijing Goxus International Management Consulting Ltd and Goxus (Beijing) Creative and Cultural Ltd., dated December 23, 2018;

2.	Exclusive Option Agreement among Beijing Goxus International Management Consulting Ltd, Goxus (Beijing) Creative and Cultural Ltd., and the shareholders of Goxus (Beijing) Creative and Cultural Ltd., dated December 23, 2018;

3.	Share Pledge Agreement among Beijing Goxus International Management Consulting Ltd, Goxus (Beijing) Creative and Cultural Ltd., and the shareholders of Goxus (Beijing) Creative and Cultural Ltd., dated December 23, 2018;

4.	Power of Attorney signed by the shareholders of Goxus (Beijing) Creative and Cultural Ltd., dated December 23, 2018;

5.	Letter of Spouse Confirmation and Consent signed separately by each of the spouses of shareholders of Goxus (Beijing) Creative and Cultural Ltd., dated December 23, 2018.